Exhibit 10.1

AMENDMENT TO CONFIRMATORY EMPLOYMENT LETTER

This AMENDMENT TO CONFIRMATORY EMPLOYMENT LETTER (“Amendment”), is made by and between Sunrun Inc., inclusive of its subsidiaries and affiliates (the “Company”) and Lynn Jurich (“Executive”) (collectively the “Parties”), entered into as of August 5, 2021, to go into effect as of August 31, 2021 (the “Effective Date”).

WHEREAS, Executive and the Company entered into a certain Confirmatory Employment Letter dated May 8, 2015 (the “Employment Letter”); and

WHEREAS, the Parties mutually agree to amend the Employment Letter as set forth herein;

NOW, THEREFORE, in consideration of the representations and agreements in the Employment Letter as hereby amended, and other good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.    The Employment Letter shall be amended as follows:

(a)    Role: Executive shall no longer serve as the Company’s Chief Executive Officer, but shall instead assume the role of Executive Co-Chair on a part-time (.25 FTE) basis. In this new role, Executive shall continue to report to the Company’s Board of Directors and shall fulfill such duties as may be reasonably assigned to her in her new capacity.

(b)    Base Salary: Executive’s Base Salary shall be changed to $8,333.33 per semi-monthly pay period (equivalent to $200,000.00 annually), less applicable deductions and withholding (the “Base Salary”).

(c)    Target Bonus: Executive’s Target Bonus amount shall be changed to 125% of her adjusted Base Salary at target (equivalent to $250,000.00 at target, assuming a full year base salary of $200,000), and shall continue to be based on achieving a combination of individual goals and Company financial goal(s) (the “Target Bonus”). Executive’s 2021 bonus will be pro-rated based on Executive’s base salary throughout the calendar year. All other requirements for earning and being paid any Target Bonus remain unchanged.

(d)    Long-Term Time-Based Equity Incentives: Executive’s long-term time-based equity incentive awards with the Company shall remain as in-effect immediately prior to this Amendment, with vesting continuing as scheduled, subject to Executive maintaining active employment status of at least 0.25 FTE (with Executive understanding and agreeing that further vesting of any long-term time-based equity incentive awards shall cease if she fails to maintain at least 0.25 FTE status).

(e)    Performance Equity Incentives: Executive shall continue to be eligible to earn her performance stock units (“PSUs”), subject to and conditioned upon (i) Executive maintaining both her membership on the Company’s Board of Directors and active employment with the Company (of at least 0.25 FTE status) in the role of Executive Co-Chair through any applicable vesting dates (with Executive acknowledging and agreeing to this express condition, which supersedes and replaces the broader application to Service Providers as defined in the PSU terms); and (ii) all other general PSU terms and conditions remaining unchanged (with Executive understanding and agreeing that further vesting of any PSU shall cease if she fails to maintain all of these conditions).

(f)    Severance: Executive shall continue to be eligible to participate in the Company’s Key Employee Change in Control Severance Plan (“Severance Plan”) on the same terms and conditions as in effect immediately prior to this Amendment; provided however, that (a) Executive will participate in the Severance Plan based on Executive’s position with the Company as described in this Amendment and (b) payments under the Severance Plan will be adjusted based on the base salary and bonus amounts set forth in this Amendment pursuant to the terms of the Severance Plan and any equity acceleration, if applicable, will apply on the same terms as provided for in the Severance Plan.

(g)    Benefits: Executive shall only be eligible to continue to participate in such benefits as the Company makes available to its part-time employees on a .25 FTE status, at all times subject to applicable benefits plan terms and conditions. Executive may have an opportunity to continue certain benefits, at her own expense, under COBRA.

2.    Except as expressly amended hereby, all other terms of the Employment Letter shall remain unchanged and in full force and effect. This Amendment shall be deemed part of and is incorporated into the Employment Letter.

3.    The Employment Letter as hereby amended, together with any equity or long-term equity incentive agreements duly executed by Executive and the Company, the Severance Plan, the Employee Confidentiality, Inventions Assignment and Arbitration Agreement entered into between the Executive and the Company (as signed by Executive through DocuSign on May 26, 2016), the PSU documentation (as hereby amended), the Company’s Policy for Recoupment of Incentive Compensation, and any indemnification agreement entered into between Executive and the Company, constitutes the entire agreement and understanding of the Parties with respect to the subject matter herein, and supersedes all prior negotiations, representations or agreements between Executive and the Company.

IN WITNESS WHEREOF, this Amendment has been agreed to by the Parties effective as of the date set forth above.

Sunrun Inc.	Executive

/s/ Gerald Risk	/s/ Lynn Jurich
By: Gerald Risk Title: Lead Independent Director	Lynn Jurich

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